Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:

Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:

May 9, 2012

LAKES ENTERTAINMENT ANNOUNCES

RESULTS FOR FIRST QUARTER 2012

MINNEAPOLIS – May 9, 2012 – Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three months ended April 1, 2012.

First Quarter Results

Net earnings for the first quarter of 2012 were $1.8 million, compared to net earnings of $1.4 million in the first quarter of 2011. Loss from operations was $1.6 million for the first quarter of 2012 compared to earnings from operations of $1.2 million for the first quarter of 2011. Basic and diluted earnings were $0.07 per share for the first quarter of 2012 compared to earnings of $0.05 per share for the first quarter of 2011.

Lakes Entertainment reported first quarter 2012 revenues of $2.0 million, compared to prior-year first quarter revenues of $5.9 million. The elimination of revenues from the management of the Four Winds Casino Resort, in New Buffalo, Michigan, as a result of the buy-out of the management agreement for that property during the second quarter of 2011 was the primary reason for the decrease in revenues during the first quarter of 2012 compared to the first quarter of 2011. The decrease was partially offset by an increase in fees earned from the management of the Red Hawk Casino, near Sacramento, California, during the first quarter of 2012 compared to the first quarter of 2011.

For the first quarter of 2012, Lakes’ selling, general and administrative expenses decreased in comparison to the first quarter of 2011 by approximately $0.4 million to $2.3 million. This decline resulted primarily from decreases in travel and related expenses due to the termination of the Company’s aircraft lease during the fourth quarter of 2011 as well as decreases in payroll and related expenses. These decreases were partially offset by an increase in professional fees related to a potential casino development project in Maryland.

Lakes recognized impairments and other losses of $0.9 million during the first quarters of 2012 and 2011. The current quarter impairments and other losses were the result of the previously announced March 2012 determination that Lakes would not continue to move forward with the casino project with the Jamul Indian Village (“Jamul Tribe”) near San Diego, California, and the termination of Lakes’ agreement with the Jamul Tribe. The prior year first quarter impairments and other losses were due to uncertainty surrounding the completion of the project with the Jamul Tribe.

Net unrealized gains on notes receivable relate to the Company’s notes receivable from Indian tribes for casino projects that are not yet open, which are adjusted to estimated fair value based upon the current status of the related tribal casino projects and evolving market conditions. Due to the termination of Lakes’ agreement with the Jamul Tribe and the previous write-down of the related notes receivable, there were no net unrealized gains or losses on notes receivable during the first quarter of 2012. In the first quarter of 2011, net unrealized gains on notes receivable were $0.9 million related to the project with the Jamul Tribe due primarily to improvements in the credit markets during that period.

Amortization of intangible assets related to the operating casinos was $0.3 million for the first quarter of 2012 compared to $1.9 million for the first quarter of 2011. The decrease in amortization costs related primarily to the buy-out of the management agreement for the Four Winds Casino Resort which resulted in the full amortization of the remaining intangible assets associated with that project during the second quarter of 2011.

Other income, net, was $1.3 million for the first quarter of 2012 compared to $1.1 million for the first quarter of 2011, a significant portion of which relates to non-cash accretion of interest on the Company’s notes receivable.

The income tax benefit for the first quarter of 2012 was $2.0 million compared to a tax provision of $1.0 million for the first quarter of 2011. Lakes’ income tax benefit in the current year quarter is primarily due to the Company’s ability to carry back its estimated 2012 taxable loss to a prior year and receive a refund of taxes previously paid. Lakes’ income tax provision in the prior year period consisted primarily of current income tax provision.

Tim Cope, President and Chief Financial Officer of Lakes stated, “We were pleased that although the economy in northern California continues to face challenges, the Red Hawk Casino again showed improvements in both top-line and bottom-line results during the first quarter compared to the first quarter of the prior-year. We continue to work closely with the Shingle Springs Tribal Gaming Authority as well as the property’s executive team, including Brian deLugo, the property’s new General Manager, with the goal of operating this property as effectively as possible.” Mr. Cope continued, “Although we terminated our agreement with the Jamul Tribe during March of this year, we wish the Tribe success in its continued progress toward development of their casino project.”

Further commenting, Lyle Berman, Chief Executive Officer of Lakes stated, “We continue to have investments in Rock Ohio Ventures, LLC and its casino developments in Cincinnati and Cleveland, Ohio. We look forward to the opening of the Cleveland casino which is expected to occur later this month.” Mr. Berman continued, “Last month, we were awarded a video lottery operation license for the Rocky Gap Lodge & Golf Resort in Cumberland, Maryland by the State of Maryland Video Lottery Facility Location Commission. The license is contingent on certain approvals by the Maryland State Board of Public Works as well as project financing, but we look forward to moving forward with the development of this casino project as quickly as possible once all necessary conditions are met. We continue to focus on existing operations and investments as well as evaluate potential new projects in order to achieve increased shareholder value.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently has a management agreement with the Shingle Springs Band of Miwok Indians to manage the Red Hawk Casino. Lakes has an investment in Rock Ohio Ventures, LLC’s planned casino developments in Cincinnati and Cleveland, Ohio. Lakes’ subsidiary Evitts Resort, LLC, has been awarded a video lottery operation license for the Rocky Gap Lodge & Golf Resort in Cumberland, Maryland which is contingent on certain approvals by the Maryland State Board of Public Works as well as Evitts obtaining construction financing.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.

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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited) April 1, 2012	January 1, 2012
Assets
Current assets:
Cash and cash equivalents	$39,441	$38,557
Accounts receivable	167	117
Current portion of notes receivable from Indian casino projects	—	1,076
Deposits	2,100	2,250
Income taxes receivable	5,347	3,472
Other	1,257	1,013

Total current assets	48,312	46,485

Property and equipment, net	5,015	5,063

Long-term assets related to Indian casino projects:
Notes and interest receivable, net of current portion and allowance	35,081	34,160
Intangible assets	3,920	4,184
Management fees receivable and other	6,795	8,275

Total long-term assets related to Indian casino projects	45,796	46,619

Other assets:
Investment in unconsolidated investee	15,706	15,706
Land held for development	1,130	170
Land held for sale	1,729	1,729
Other	228	228

Total other assets	18,793	17,833

Total assets	$117,916	$116,000

Liabilities and shareholders’ equity
Current liabilities:
Current portion of contract acquisition costs payable, net	$1,104	$1,055
Other	1,455	1,288

Total current liabilities	2,559	2,343
Long-term contract acquisition costs payable, net	4,273	4,568

Total liabilities	6,832	6,911

Total Lakes Entertainment shareholders’ equity	110,656	108,739
Noncontrolling interest	428	350

Total equity	111,084	109,089

Total liabilities and shareholders' equity	$117,916	$116,000

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements Earnings

(In thousands, except per share data)

	Three months ended
	April 1, 2012	April 3, 2011
Revenues:
Management fees	$1,943	$5,835
License fees and other	20	58

Total revenues	1,963	5,893

Costs and expenses:
Selling, general and administrative	2,303	2,656
Impairments and other losses	929	874
Amortization of intangible assets related to operating casinos	264	1,943
Depreciation	54	57

Total costs and expenses	3,550	5,530

Net unrealized gains on notes receivable	—	862

Earnings (loss) from operations	(1,587)	1,225

Other income (expense):
Interest income	1,583	1,468
Interest expense	(252)	(321)
Other	14	—

Total other income, net	1,345	1,147

Earnings (loss) before income taxes	(242)	2,372
Income taxes (benefit)	(1,997)	992

Net earnings including noncontrolling interest	1,755	1,380
Net loss attributable to noncontrolling interest	60	—

Net earnings attributable to Lakes Entertainment, Inc.	$1,815	$1,380

Weighted-average common shares outstanding
Basic	26,431	26,398
Diluted	26,431	26,428

Gain (loss) per share
Basic	$0.07	$0.05
Diluted	$0.07	$0.05